As filed with the Securities and Exchange Commission on April 18, 2023

REGISTRATION NO. 333-239763
REGISTRATION NO. 333-258557

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT TO
FORM S-8 REGISTRATION STATEMENT NO. 333-239763
FORM S-8 REGISTRATION STATEMENT NO. 333-258557

UNDER THE SECURITIES ACT OF 1933

Amryt Pharma PLC
(Exact name of registrant as specified in its charter)

England and Wales	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Dept 920a 196 High Road, Wood Green,
London, United Kingdom, N22 8HH
(Address of principal executive office)

 Amryt Pharma plc Equity Incentive Plan
(including the Amryt Pharma plc Equity Incentive Plan Sub-Plan for U.S. Participants)

Chiasma, Inc. 2008 Stock Incentive Plan
Chiasma, Inc. 2015 Stock Option and Incentive Plan Inducement Stock Option Award

(Full title of the plan)

Amryt Pharmaceuticals, Inc.
160 Federal Street, 21st Fl.
Boston, MA 02110
Tel: +353 1 518 0200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

 Copies to:
William Sorabella
Claire Keast-Butler
William Roegge
Cooley LLP

55 Hudson Yards

New York, NY 10001 USA

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

These post-effective amendments (each, a “Post-Effective Amendment” and, collectively, the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8, (each, a “Registration Statement” and, collectively, the “Registration Statements”) filed by Amryt Pharma Plc, a public limited company incorporated under the laws of England and Wales (the “Registrant”), with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement on Form S-8 (No. 333-239763), filed with the SEC on July 8, 2020, which registered the offering of an aggregate of 23,904,531 ordinary shares, par value £0.06 per share, of the Registrant (“Ordinary Shares”) that may be granted pursuant to the Amryt Pharma plc Equity Incentive Plan, including the Amryt Pharma plc Equity Incentive Plan Sub-Plan for U.S. Participants.

•
Registration Statement on Form S-8 (No. 333– 258557) filed with the SEC on August 6, 2021, which registered the offering of 18,341,305 Ordinary Shares that may be granted pursuant to the Chiasma, Inc. 2008 Stock Incentive Plan and Chiasma, Inc. 2015 Stock Option and Incentive Plan Inducement Stock Option Award.

On April 12, 2023, pursuant to the Transaction Agreement, dated as of January 8, 2023, by and among the Registrant and Chiesi Farmaceutici S.p.A., an Italian società per azioni (“Chiesi”), Chiesi acquired the entire issued and to be issued share capital of the Registrant (the “Transaction”), with the Registrant continuing as a wholly owned subsidiary of Chiesi.

As a result of the Transaction, the Registrant has terminated all offerings of securities pursuant to the Registration Statements. Accordingly, the Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered but remained unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in Dublin, Ireland on April 18, 2023.

Amryt Pharma Plc

By:	/s/ Matthew Wiggetts
Name:	Matthew Wiggetts
Title:	Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.